Exhibit 5

1250 24th Street NW, Suite 700 Washington, DC 20037 202.349.8000

November 5, 2014

Board of Directors

Eagle Bancorp, Inc.

7830 Old Georgetown Road, Third Floor

Bethesda, Maryland 20814

RE:                                     Eagle Bancorp, Inc.

Virginia Heritage Bank 2010 Long-Term Incentive Plan

Virginia Heritage Bank 2006 Stock Option Plan

Gentlemen:

We have acted as counsel to Eagle Bancorp, Inc. (the “Company”) in connection with the Company’s registration statement on Form S-8 (the “Registration Statement”) to be filed with the Securities and Exchange Commission pursuant to the Securities Act of 1933, as amended (the “Act”), relating to the issuance of up to 380,146 shares (the “Shares”) of its common stock, $0.01 par value per share (“Common Stock”), in connection with the Virginia Heritage Bank 2010 Long-Term Incentive Plan and the Virginia Heritage Bank 2006 Stock Option Plan (collectively, the “Plans”), which the Company has assumed following the merger of Virginia Heritage Bank (the “Bank”) with and into a wholly-owned subsidiary of the Company pursuant to the terms of that certain Agreement and Plan of Reorganization, dated as of June 9, 2014.

In rendering this opinion, we have limited our investigations of law and fact as, in our judgment, we deemed necessary to render the following opinions,  including our examination of the Registration Statement and the Company’s Articles of Incorporation and bylaws, each as amended to date; and such corporate documents, records, information and certificates of the Company, certificates of public officials or government authorities and other documents as we have deemed necessary or appropriate as a basis for the opinions hereinafter expressed.  As to certain facts material to our opinions, we have relied upon statements, certificates or representations of officers and other representatives of the Company. We have assumed the legal capacity of all natural persons, the genuineness of all signatures, the authenticity of all documents and records submitted to us as originals, the conformity to original documents and records of all documents and records submitted to us as copies, and the truthfulness of all statements of fact contained therein.

Based upon such examinations, and subject to the limitations, qualifications and assumptions contained herein, we are of the opinion that the Shares, when issued in accordance with the provisions of the Plans, and the resolutions and determinations of the Board of Directors, or an authorized committee thereof, with respect to the administration and operation of the Plans, will be duly authorized, validly issued, fully paid and non-assessable shares of the Common Stock of the Company.

The opinions expressed herein are rendered as of the date hereof, are limited to the laws of the State of Maryland, and we express no opinion on the laws of any other jurisdiction.

This opinion is given as of the date hereof and we assume no obligation to advise you of changes that may hereafter be brought to our attention.  This opinion is limited to the matters set forth herein, and no opinion is implied or may be inferred beyond the matters expressly set forth herein. We hereby consent to the inclusion of this opinion as an exhibit to the Registration Statement on Form S-8 filed by the Company and to the reference to our Firm contained. In giving this consent, we do not thereby admit that we are within the category of persons whose consent is required by the Act or by the rules and regulations promulgated thereunder.

Sincerely,

/s/ BuckleySandler LLP